Exhibit 10(c)(c)

COMPAQ COMPUTER CORPORATION

DEFERRED COMPENSATION AND SUPPLEMENTAL SAVINGS PLAN

i

ii

COMPAQ COMPUTER CORPORATION

DEFERRED COMPENSATION AND SUPPLEMENTAL SAVINGS PLAN

(As Amended and Restated Effective January 1, 2003)

ARTICLE I.

ESTABLISHMENT AND PURPOSE

1.1.    Establishment.  Effective as of January 1, 1985, and as revised in November 1989, COMPAQ COMPUTER CORPORATION (the “Company”) established a deferred compensation plan for eligible officers known as the “Compaq Computer Corporation Deferred Compensation Plan.” Effective as of April 1, 1985, the Company also established the “Compaq Computer Corporation Excess and Supplemental Savings Plan” in order to provide additional benefits to certain of its officers.  As of July 23, 1992, the Company combined the aforementioned plans, amending and restating them as the COMPAQ COMPUTER CORPORATION DEFERRED COMPENSATION AND SUPPLEMENTAL SAVINGS PLAN (the “Plan”), which was again amended and restated effective January 1, 1995 to further enhance the Plan and to improve its administration.  The Company thereafter enhanced and preserved the benefits offered by providing that Plan assets be held and invested by the Trustee (to be appointed by the Company), pursuant to the terms of the Compaq Computer Corporation Deferred Compensation and Supplemental Savings Trust dated December 17, 1993, and as thereafter amended (the “Trust”).  The Trustee invests the Plan assets with the goal of achieving the hypothetical investment returns credited to Plan Participants.  Payments to the Participants are made first from the Trust and second by the Company to the extent that the Trust assets are not sufficient.  Effective December 31, 1998, the Plan was amended by resolution to reflect the merger into the Plan of the Digital Equipment Corporation Deferred Compensation Plan for Executives and, effective December 31, 1999, the merger into the Plan of the Digital Equipment Corporation SAVE Restoration Plan.  Effective January 1, 2003, the Plan is amended and restated to provide for certain design changes.  The rights of any Participants in the Plan and the rights of any individual who is an “Eligible Employee” (as defined herein) on or after such effective date shall be governed by the Plan as so amended and restated.

1.2.    Purpose.  The Plan shall be applicable only with respect to the eligible key executives of the Company and its designated Affiliates.  It is intended to be an unfunded plan maintained by the Company primarily to provide deferred compensation for a select group of management and highly compensated employees.  As such the Plan shall be exempt from the participation, vesting and funding requirements of Parts 2 and 3 of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and shall be subject to the limited reporting and disclosure requirements (under Part 1 of Title I of ERISA) applicable to such plans.

ARTICLE II.

DEFINITIONS AND CONSTRUCTION

2.1.    Definitions.  Whenever used in the Plan, the following terms shall have the meaning set forth below unless otherwise expressly provided:

(a)          “Accounts” means the recordkeeping accounts which are maintained under the name of a Participant to account for any Salary Deferral Amounts, Bonus Deferral Amounts, Supplemental Amounts, and Credited Income thereon, which may be credited from time to time.

(i)             Salary Deferral Account—a separate subaccount maintained to account for a Participant’s Salary Deferral amount plus Credited Income thereon.

(ii)          Bonus Deferral Account—a separate subaccount maintained to account for a Participant’s Bonus Deferral Amount plus Credited Income thereon.

(iii)       Supplemental Account—a separate subaccount maintained to account for a Participant’s Supplemental Amount plus Credited Income thereon.

(b)         “Affiliate” means an entity which is a member of a controlled group of corporations (as defined in Section 414(b) of the Code) which includes the Company.

(c)          “Base Salary” means the annual base cash compensation for an employee on the U.S. payroll of the Company, excluding commissions, overtime pay, bonuses or Bonuses, shift differential, payments under any disability program sponsored by the Company, or any other additional compensation.

(d)         “Beneficiary” means the person, persons or trust designated by a Participant as provided  in Section 11.1, or designated as a beneficiary under the terms of Section 11.1.

(e)          “Board of Directors” means the Board of Directors of Hewlett-Packard Company.

(f)            “Bonus” means any management incentive, profit-sharing or other bonus award that an Eligible Employee may become eligible to receive and that the Committee may deem from time to time eligible to be deferred under this Plan.

(g)         “Bonus Deferral Amount” means that portion of an Eligible Employee’s Bonus which he has elected to defer, as provide in Section 5.3.

(h)         “Change of Control” shall be deemed to have occurred if: (I) any “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then-outstanding securities; (ii) during any period of two consecutive years individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction describe in clause (I), (iii), or (iv) of this Section 2.1(h)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board of Directors; (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 80% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 30% of  the combined voting power of the Company’s then-outstanding securities shall not constitute a Change in Control of the Company; or (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

(i)             “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(j)             “Committee” means the committee of persons appointed by the Board of Directors, as provided in Section 8.1, and any delegate of such Committee. The Committee shall serve as plan administrator within the meaning of ERISA.

(k)          “Common Stock’ means common stock of Hewlett-Packard Company, par value $.01 per share.

(l)             “Company” means COMPAQ COMPUTER CORPORATION and any corporate successor thereto.

(m)       “Credited Income” means the assumed earnings credited to Participant’s Account, as provided in Section 7.2.

(n)         “Deferral Amounts” means Salary Deferral Amounts and/or Bonus Deferral Amounts, as more fully described in Article V.

(o)         “Deferral Payment Date” means the payment date, as specified by a Participant on his Salary Deferral Amount or Bonus Deferral Amount election form, on which he elects to have his applicable amount paid or commence being paid.

(p)         “Eligible Employee” means a key employee of the Employer whose Base Salary equals or exceeds the sum of (1) the dollar limit established under Section 401(a)(17) of the Code plus (2) the minimum Salary Deferral Amount established under the Plan from time to time.  Notwithstanding the foregoing, an “Eligible Employee” shall be limited to individuals who are United States residents paid on a United State payroll of the Employer and in “active” status and shall not include individuals who are classified by the Company as (i) leased from or otherwise employed by a third party, (ii) independent contractors, or (iii) intermittent or temporary, even if such classification is changed retroactively as a result of an audit, litigation or otherwise.

(q)         “Employer” means the Company and those Affiliates who have been designated to participate in the Plan by the Board of Directors.

(r)            “Investment Options” means the optional forms of determining Credited Income with respect to Participants’ Accounts, which the Committee, in its discretion, may elect to establish pursuant to Section 7.2.

(s)          “Investment Plan” means the Compaq Computer Corporation 401(k) Investment Plan, as it may be amended from time to time.

(t)            “Participant” means an Eligible Employee who has elected, under the terms and conditions of the Plan, to defer payment of all or a portion of his bonus or salary, and/or who is credited with a Supplemental Savings Amount.  A Participant who is not currently an Eligible Employee but whose Account under this Plan is credited with a balance shall be referred to as an “Inactive Participant.” The term “Participant” shall include Eligible Employees, former Eligible Employees, and employees other than Eligible Employees, so long as any such individual has a balance credited to his Account.

(u)         “Plan” means the COMPAQ COMPUTER CORPORATION DEFERRED COMPENSATION AND SUPPLEMENTAL SAVINGS PLAN as set forth herein, and as it may be amended from time to time.

(v)         “Plan Year” means the 12-month period beginning each January 1 and ending December 31 of such year.

(w)       “Salary Deferral Amount” means that portion of an Eligible Employee’s Base Salary that he has elected to defer, as provided in Section 5.2.

(x)           “Supplemental Amount” means the amount creditable to the Supplemental Account of a Participant pursuant to Section 4.2.

2.2.    Gender and Number; Severability.  Except when otherwise indicated by the context, any masculine terminology when used in the Plan shall also include the feminine gender, and the definition of any term in the singular shall also include the plural.  In the event any provision of the Plan shall be held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted, and the Company shall have the privilege and opportunity to correct and remedy such questions of illegality or invalidity by amendment as provided in the Plan.

ARTICLE III.

PARTICIPATION

3.1.    Eligibility.  The Committee shall provide each Eligible Employee with notice of his status as an Eligible Employee, so as to permit such Eligible Employee the opportunity to make the elections provided for under Article V.  Such notice may be given at such time and in such manner as the Committee may determine from time to time, and the Committee shall advise the Eligible Employee of the time and manner for filing his election for which he qualifies.  Each Eligible Employee shall be eligible to participate in all features of the Plan for which he qualifies.

3.2.    Participation.

(a)          In General.  Except as provided below, an Eligible Employee shall become a Participant in this Plan as of the first day of the calendar year immediately following the calendar year during which the Company receives his deferral election pursuant to Article V.  Individuals becoming Eligible Employees on or after the first day of any Plan Year may not become Participants until the first day of the next calendar year, provided they are still Eligible Employees at that time.

(b)         Cessation of Status as Eligible Employee.  If an Eligible Employee with a Salary Deferral Amount and/or Bonus Deferral Amount election in effect for a particular Plan Year ceases to be an Eligible Employee during such Plan Year, his election with respect to a Salary Deferral Amount shall terminate effective as of the close of the Plan Year during which he ceases to be an Eligible Employee.  Such Employee’s election with respect to his Bonus Deferral Amount shall continue in effect for any Bonus attributable to the Plan Year during which the Participant ceases to be an Eligible Employee.  The provisions in the preceding two sentences relate only to the discontinuance of the Deferral Amount elections after the end of the Plan Year in which the Employee terminates employment or otherwise ceases to be an Eligible Employee.  Amounts credited to such person’s Accounts under any such election prior to its discontinuance shall be payable pursuant to the terms of such election, subject to the provisions of Article III.

ARTICLE IV.

SUPPLEMENTAL BENEFITS

4.1.    Supplemental Amount.  Effective January 1, 2003, no Participant shall be credited with a Supplemental Amount as provided in Section 4.2, other than any Supplemental Amount attributable to such Participant’s 2002 participation in the Plan.

4.2.    Determination of Supplemental Amount.

(a)          Each Participant shall be credited with a Supplemental Amount under the Plan for the applicable Plan Year equal to the Participant’s Salary Deferral Amounts, but in no event in an amount greater than six percent (6%) of such Participant’s Compensation as defined in the Investment Plan (calculated without regard to Code Section 401(a)(17)) less an amount equal to such Participant’s actual or accrued Employer Matching Contribution as defined in the Investment Plan; provided, however, that no Supplemental Amount shall be credited to any employee of the Company or an Affiliate with respect to whom the Company or an Affiliate funds or has promised to pay (whether by individual contract or pursuant to or part of a plan or program that provides) deferred compensation or pension benefits to such person other than pursuant to the Investment Plan or this Plan.  The Supplemental Amount will be credited shortly after the end of the applicable Plan Year.  A Participant must be an Employee of the Company or an Affiliate on December 31 to receive a Supplemental Amount for that Plan Year.  A Participant hired before October 1, 1998 who elected to continue earning pay credits under the Compaq Computer Corporation Cash Account Pension Plan is not eligible for Supplemental Amounts as described in this Section 4.2(a).

(b)         A Participant hired before October 1, 1998 who elected to continue earning pay credits under the Compaq Computer Corporation Cash Account Pension Plan, will be eligible for a Supplemental Amount equal to 2% of his Base Salary in excess of the limit described in Section 401(a)(17) of the Code, assuming that such Participant contributed the maximum amount allowable under Section 402(g) of the Code to the Investment Plan during the year.

ARTICLE V.

DEFERRAL AMOUNTS; DEFERRAL ELECTIONS

5.1.    Types of Deferral Amounts.  There are two types of Deferral Amounts that may be applicable to a Participant under the Plan:  Salary Deferral Amounts as described in Section 5.2, and Bonus Deferral Amounts as described in Section 5.3.

5.2. Salary Deferral Election.

(a)          Salary Deferral Amount.  An Eligible Employee may elect each calendar year to defer up to 100% of his Base Salary exceeding the amount defined in Code section 401(a)(17), as adjusted by the Secretary of the Treasury under Code section 415(d), in effect on January 1 of the calendar year to which the deferral election pertains. The minimum amount of Base Salary that an Eligible Employee may elect to defer is $6,000 per calendar year and will be deferred from the Employee’s Base Salary equally over the number of pay periods falling within the applicable calendar year.

(b)         Election of Salary Deferral Amount.  To make an election of a Salary Deferral Amount for any calendar year, the Eligible Employee must file a deferral election form with the Committee in accordance with such rules as are set by the Committee, but in no event later than the last business day of the calendar year preceding the Plan Year for which the election is made.  Each such election shall be made with respect to a specific calendar year and all payroll periods applicable to the Eligible Employee which begin within such calendar year. An election filed for a calendar year shall be applicable only for such calendar year.

(c)          Treatment of New Eligible Employees.  If an individual first becomes an Eligible Employee on or after the first day of a calendar year, such Eligible Employee may not make a Salary Deferral Amount election for the remaining payroll periods of such calendar year.

5.3. Bonus Deferral Election.

(a)          Bonus Deferral Amount.  An Eligible Employee may elect to defer up to 95% of any Bonus he may be awarded by the Company.  The amount to be so deferred shall be specified in such manner as shall be determined by the Committee. Once an election is made by an Eligible Employee to defer a portion of a Bonus, the appropriate amount will be withheld from the Bonus when the amount of the Bonus has been certified by the Committee (with respect to a Bonus under the Balanced Score Card Plan or Pay-for-Results Short-Term Bonus Plan), but not before the Bonus would otherwise have been paid to the Participant in cash under the plan from which the Bonus is payable.

(b)         Election of Bonus Deferral Amount.  To make an election of a Bonus Deferral Amount, the Eligible Employee must file a deferral election form with the Committee.  Each such election shall be made with respect to a calendar year and with respect to some or all Bonus awards (which may be in varying percentages) made by the Company attributable to such calendar year.  To make an effective Bonus Deferral Amount election for a calendar year, the Eligible Employee must file the appropriate deferral election form with the Committee in accord with such rules as are set by the Committee, but in no event later than the last business day preceding the beginning of the performance period to which the Bonus award pertains.

(c)          Treatment of New Eligible Employee.  If an individual first becomes an Eligible Employee on or after the first day of a calendar year, such Eligible Employee may not make a Bonus Deferral Amount election for such calendar year.

5.4.    Deferral Elections.  All Salary Deferral Amount and Bonus Deferral Amount elections, as provided under Sections 5.2 and 5.3 respectively, shall be made on such deferral election forms as are prescribed by the Committee.  Each election form shall specify the nature of the Deferral Amount, the form of payment which is to be applicable with respect to such designated Deferral Amount, as provided in Article VI, the Beneficiary or Beneficiaries to receive any death benefit applicable to the subject amount, as provided in Sections 6.5 and 11.1, and the Deferral Payment Date on which payment is to commence with respect to such Deferral Amount.  Such Deferral Payment Date must be at least three (3) years after the date of the filing of the election form.  Except as otherwise provided in this Article V, all such Salary Deferral Amount and Bonus Deferral Amount elections shall become irrevocable for the subject calendar year once the calendar year has commenced.  An Eligible Employee may change or revoke his Salary Deferral Election under Section 5.2 and may change or revoke his Bonus Deferral election under Section 5.3 pursuant to such rules as are set by the Committee but in no event may any such election be amended or revoked after (i) the last business day of the calendar year preceding the Plan Year for which the election is made, with respect to Salary Deferral elections, and (ii) the last business day preceding the beginning of the performance period to which the Bonus award pertain, with respect to Bonus Deferral elections.

ARTICLE VI.

PAYMENT OF BENEFITS

6.1.    Time of Payment of Deferral Amounts.  On each deferral election form filed by a Participant, such Participant shall specify the Deferral Payment Date on which benefit payments under the Plan are to be made or commence with respect to the Deferral Amount covered by such deferral election.  In making such designation, the Participant may designate any January of a specified year after the Plan Year as a Deferral Payment Date.  Additionally, on such form the Participant may elect that in all events payments shall commence as soon as practicable following the date on which the Eligible Employee terminates employment with the Company and Affiliates (which, in the case of installment payments, shall be as of the January following the date of such Employee’s termination of employment).  If for any reason the Eligible Employee fails to make an effective Deferral Payment Date designation, his Deferral Payment Date for the amount that is the subject of the deferral election shall be as soon as practicable following the date on which the Eligible Employee terminates employment with the Company and related entities, with such amount paid in a single lump sum.  Except as otherwise provided in this Article VI, all benefit payments under the Plan with respect to Deferral Amounts and Bonus Deferral Amounts shall be made to the Participant on the Deferral Payment Dates as specified in his applicable deferral election forms.  Payments with respect to Supplemental Amounts shall be made on the same dates and in the same manner as the Salary Deferral Amounts for the same subject calendar year.

6.2.    Forms of Payment of Deferral Amounts.  On each deferral election form filed by a Participant, such Participant shall specify the form of payment for the amounts attributable to the Deferral Amount covered by such deferral election.  In making such designation, the Participant may designate payment in the form of a single lump sum payment or payment in the form of annual installment payments payable for not less than two (2) but no more than fifteen (15) years.  Annual installment payments will be paid once a year beginning on the date specified on the applicable deferral election form, as provided in Section 6.1. If for any reason the Participant fails to make an effective designation under this Section 6.2, payment of the amount that is the subject of the deferral election shall be made in the form of a single lump sum payment on the date as specified in Section 6.1. Except as otherwise provided in this Article VI, all benefit payments under the Plan with respect to a Participant’s Deferral Amounts shall be made to the Participant in the payment forms as specified on his applicable deferral election forms.

6.3.    Distribution of Accounts for Need.  Notwithstanding the provisions of Sections 6.1 and 6.2, a Participant shall receive a distribution of his Accounts under the Plan in the event of a financial hardship that is due to an unanticipated emergency beyond the control of the Participant or the Participant’s dependents or family.  The Committee shall determine such financial hardship in its sole and complete discretion, and any such distribution shall be limited to the amount necessary to meet the emergency.

6.4.    Death Benefits.  If a Participant shall die with a balance credited to his Accounts, such balance shall be paid to his applicable designated Beneficiary or Beneficiaries as provided herein.  With respect to all amounts that have not been paid as of the Participant’s death, the then-current balance of each such amount payable to a designated Beneficiary shall be paid to the designated Beneficiary in a single lump-sum payment as soon as practicable following the Participant’s death.

6.5.    Withholding of Taxes.  The Company shall have the right to deduct from all payments made under the Plan any federal, state or local taxes required by law to be withheld with respect to such payments.  If, with respect to the pay period within which a deferral, payment or Bonus is made under this Plan or other plans from which a Bonus is payable, the Participant receives insufficient actual cash compensation to cover such taxes, then the Company may withhold any remaining Taxes owing from any payments due the Participant or otherwise make appropriate arrangements with the Participant for satisfaction of such obligation.

6.6. Minimum Distributions.  If a Participant’s employment with the Company has terminated, and if such Participant has elected (or is entitled) to receive distributions from the Plan in an amount (or which is reasonably expected to be an amount) of less than $10,000 annually, the Committee in its sole and exclusive discretion may pay to such Participant, in lieu of such annual amount, the total vested balance in such Participant’s Account immediately upon termination.  In the alternative, the Committee in its discretion may increase such Participant’s annual payments to $10,000 and reduce the total number of payments to be paid in proportion to such increased payment, but may not otherwise accelerate the time of the payments.

6.7.    Method of Calculation of Payments.  For purposes of computing the amount of any distribution to a Participant or a Beneficiary, the balance in such Participant’s or Beneficiary’s Account (as of the date preceding the payment date) shall be multiplied by a fraction, the numerator of which equals one and the denominator of which equals the number of years that such Participant or Beneficiary has elected to defer payments under this Article less the number of payments such Participant or Beneficiary has previously received pursuant to this Section.

ARTICLE VII.

ACCOUNTS; CREDITED INCOME

7.1.    Participant Accounts.  The Committee shall maintain, or cause to be maintained, bookkeeping Accounts for each Participant for the purpose of accounting for the Participant’s beneficial interest under the Plan.  The establishment and maintenance of separate Accounts for each Participant shall not be construed as giving any person an interest in assets of the Company or a right to payment other than as provided hereunder.  Benefits hereunder shall constitute an unsecured general obligation of the Company, but the Company has created reserves held in Trust in accordance with the terms thereof.

7.2.    Investment Options; Crediting of Income.  The Committee shall credit Accounts with Credited Income at the rate of return generated by one (1) or more of the Investment Options established by the Committee and selected by the Participants.  The Committee shall establish separate funds for bookkeeping purposes to measure a hypothetical rate of return over a period designated by the Committee.  The Committee may, but need not, provide for such options as are substantially similar (if not identical) to those provided under the Investment Plan.  Such Investment Options and the relevant funds shall be established for bookkeeping purposes only and shall not require the establishment of actual corresponding funds by the Committee or the Company.  Any establishment, addition or deletion of Investment Options shall be in the sole and absolute discretion of the Committee.  The Committee shall promulgate uniform procedures applicable to all Participants for allocating and transferring amounts credited to individual Accounts based on the performances of the various Investment Options, and may, in its sole discretion, establish uniform procedures for Participant direction and election amongst such funds, including the designation of an Investment Option for Participants in the absence of a Participant election.  In the absence of an election by a Participant of an Investment Option, the Participant will be deemed to have elected an Investment Option that is or is substantially equivalent to a short-term money market fund.

7.3.    Nature of Account Entries.  The establishment and maintenance of Participants’ Accounts shall be merely bookkeeping entries and shall not be construed as giving any person an interest in any specific assets of the Company or of any subsidiary of the Company or Trust or a right to payment or other than as provided hereunder.  Benefits hereunder shall constitute an unsecured general obligation of the Company, but the Company has provided for amounts to be held in trust on the Company’s behalf under the Trust.

7.4.    Vesting.  A Participant shall have a fully vested and nonforfeitable beneficial interest in the balance standing to the credit of his Salary Deferral, Bonus Deferral and Supplemental Accounts as of any relevant date, subject to the conditions and limitations on the payment of amounts credited to such Accounts as provided in the Plan.

7.5.    Account Statements.  The Committee shall provide each Participant with a statement of the status of his Accounts under the Plan.  The Committee shall provide such statement annually and at such other times as the Committee may determine from time to time, and such statement shall be in the format as presented by the Committee.

ARTICLE VIII.

ADMINISTRATION OF THE PLAN

8.1.    Administration.  The Plan shall be administered by a committee of persons appointed by the Board of Directors of the Company; provided, however that such Committee may consist solely of one person.  A majority of the members of the Committee shall constitute a quorum and the acts of a majority of the members present, or acts approved in writing by a majority of the members without a meeting, shall be the acts of the Committee.  The Committee shall have that authority which is expressly stated in the Plan as vested in the Committee and authority to make rules to administer and interpret the Plan, to decide questions arising under the Plan, and to take such other action as may be appropriate to carry out the purposes of the Plan.  The Committee may delegate its administrative responsibilities as it deems appropriate.

8.2.    Rules; Claims for Benefits.  The Committee shall adopt and establish such rules and regulations with respect to the administration of the Plan as it deems necessary and appropriate, including procedures regarding a claim for benefits under the Plan by a Participant or Beneficiary.  To the extent required by law, completion of such claims procedures shall be a mandatory precondition that must be complied with prior to the commencement of a legal or equitable action by a person claiming rights under the Plan or the Trust.  The Committee and the claimant may by mutual agreement waive the procedures as a mandatory condition to such action.  In no event shall the claims procedure be applied to circumvent or have the effect of modifying either the manner of payment or the time of commencement of payment under the terms of the Plan.

8.3.    Finality of Determinations.  Except as provided by law, all determinations of the Committee (or any delegates of the Committee) to any matter arising under the Plan, including questions of construction and interpretation, shall be binding and conclusive upon all interested parties.

8.4.    Indemnification.  To the extent permitted by law and the Company’s bylaws, the members of the Committee, the Trustee, its agents, and the officers, directors, and employees of the Company shall be indemnified and held harmless by the Company against and from any and all loss, cost, liability, or expense that may be imposed upon or may be reasonably incurred by them in connection with or resulting from any claim, action, suit, or proceeding to which they may be a party or in which they may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by them in settlement (with the Company’s written approval) or paid by them in satisfaction of a judgment in any such action, suit or proceeding.

ARTICLE IX.

FUNDING

9.1.    Funding.  It is intended that the Company be under a contractual obligation to make the payments when due under the Plan or as the Committee may direct.  All amounts paid under the Plan shall be paid in cash, first from Trust assets and then from the general assets of the Company; provided, however, that the Committee may determine, in its discretion, to pay in whole shares of Common Stock the portion of an Account that is deemed to be invested in Common Stock for purposes of Section 7.2.  Benefits hereunder and Credited Income shall also be reflected on the accounting records of the Company, as provided for under the Plan.  No Participant shall have any right, title or interest whatsoever in or to any investment reserves, trusts, accounts, or funds that the Company may purchase, establish or accumulate to aid in providing the benefit payments described in the Plan except as provided for under the Trust.  Participants and Beneficiaries shall not acquire any interest under the Plan greater than that of unsecured general creditors of the Company.  Shortly after the end of each Plan Year the Committee will calculate the total Account Balances of all Participants.  If such aggregate balance exceeds the total net assets of the Trust, the Company shall contribute such excess to the Trust.  If the Trust’s net assets exceed the aggregate balance of the Participants’ Accounts, the Committee will credit such excess against any liabilities or other obligations of the Company to the Trust.  In that event funds of the Trust are returned to the Company or paid for the benefit of its general creditors, all payment obligations under this Plan shall be due immediately and the Company hereby acknowledges that the obligations hereunder accrued not by reason of the events described in this sentence but by reason of payments that otherwise would have been paid previously, but for this Plan.

ARTICLE X.

AMENDMENT; TERMINATION; MERGER

10.1.       Amendment and Termination.  The Committee may amend, modify, or terminate the Plan at any time but in no event shall any such amendment, modification, or termination result in a reduction in any Participant’s Account or postpone the time of payment thereunder as of the time of such amendment, modification, or termination unless the Committee and any Participant, Beneficiary or employee who suffers such a reduction or postponement by reason of such proposed amendment, modification or termination, consents in writing to such amendment, modification or termination, and such consent is filed with the Committee in the calendar year preceding the effective date of the proposed amendment, modification or termination.  In the event of a termination of the Plan, no further deferral elections may be made under the Plan and amounts which are then payable, or which become payable under the terms of the Plan, shall be paid as scheduled in accordance with the provisions of the Plan.

10.2.       Change of Control.  In the event of a Change of Control of the Company, except as may otherwise be elected in advance by a Participant, all benefits hereunder shall become immediately due and payable if the Participant voluntarily or involuntarily terminates employment on or before the second anniversary of such change in control and each Participant shall have the right to receive his benefits hereunder in a single lump sum payment.

10.3.       Automatic Payment.  Notwithstanding anything contained herein to the contrary, if it has been finally determined that funds held pursuant to this Plan and the relevant Trust or Credited Income are includable in the taxable income of a Participant or his Beneficiary, such funds shall be immediately distributed to such Participant or Beneficiary.  For purposes of this Section, a final determination shall occur when a decision is determined by the highest court which could otherwise render a decision (or the Participant and the Internal Revenue Service have reached a final agreement) in this regard.

ARTICLE XI.

GENERAL PROVISIONS

11.1.       Beneficiary Designation.  A Participant shall designate a Beneficiary or Beneficiaries who, upon his death, are to receive payments that otherwise would have been paid to him under the Plan.  All Beneficiary designations shall be in writing and on a form prescribed by the Committee for such purpose, and any such designation shall only be effective if and when delivered to the Committee during the lifetime of the Participant.  A Participant may from time to time during his lifetime change a designated Beneficiary or Beneficiaries (or change a designated form of payment to a Beneficiary) by filing a new Beneficiary designation form with the Committee.  In the event a designated Beneficiary of a Participant predeceases the Participant, the designation of such Beneficiary shall be void.  If a designated Beneficiary dies after the Participant, but before all death benefit payments relating to such Beneficiary have been paid, such death benefit payments shall be paid to such Beneficiary’s estate, unless the Participant had designated on the applicable Beneficiary designation form a contingent Beneficiary.  In the event a Participant shall fail to designate a Beneficiary or Beneficiaries with respect to any death benefit payments, or if for any reason such designation shall be ineffective, in whole or in part, any payment that otherwise would have been paid to such Participant shall be paid to his spouse, if he is married at the time of his death, or to his estate, if he is not married at the time of his death.

11.2.       Effect on Other Plans.  Deferred Amounts shall not be considered as part of a Participant’s compensation for the purpose of any savings or pension plan maintained by the Company, but such amounts shall be taken into account under all other employee benefit plans maintained by the Company in the year in which such amounts would have been payable in the absence of a deferral election, unless specifically excluded under the terms of such other plan; provided, however, that such amounts shall not be taken into account to the extent the inclusion thereof would jeopardize the tax-qualified status of the plan to which they relate.

11.3.       Nontransferability.  No right or interest of any Participant in the Plan shall be assignable or transferable in whole or in part, either voluntarily or by operation of law or otherwise, or be subject to payment of debts of any Participant by execution, levy, garnishment, attachment, pledge, bankruptcy, or in any other manner.  Subject to Section 11.6 and notwithstanding the foregoing, upon receipt of a copy of a decree from a court of competent jurisdiction which finally declares a Participant’s spouse as having property rights to a portion of the amounts credited to such Participant’s Accounts, the Committee shall segregate such portion from the Participant’s Accounts and hold that portion for the benefit of the spouse.

11.4.       Plan Not an Employment Contract.  The Plan is not an employment contract.  It does not give to any person the right to be continued in employment, and all Eligible Employees and employees remain subject to change of salary, transfer, change of job, discipline, layoff, discharge, or any other change of employment status.

11.5.       Applicable Law.  The Plan shall be governed and construed in accordance with the laws of the State of Delaware, except to the extent such laws are preempted by any applicable Federal law.

11.6.       Qualified Domestic Relations Orders.  Upon receipt of any court order relating to the benefit payable to a Participant hereunder, the Committee shall (a) notify the Participant and the “alternate payee(s)” of such order and the Plan’s procedures for determining the qualified status of such order; and (b) segregate in a separate account in the Plan the mount payable pursuant to such order.  Within 18 months of receipt of such order, the Committee shall determine whether the order is a “qualified domestic relations order” (as defined in Section 414(p)(7) of the Code determined as if the Plan were a qualified plan), pursuant to written administrative procedures identical to those adopted by the Investment Plan in accordance with Section 414(p)(6) and (7) of the Code.  If such order is a qualified domestic relations order determined as if the Plan were a qualified plan, the Committee shall pay the segregated amount to that alternate payee(s) entitled thereto in a single lump-sum payment as soon as practicable after such determination.